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                                                              EXHIBIT (a)(1)(ii)
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                 MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.
                             800 SCUDDERS MILL ROAD
                          PLAINSBORO, NEW JERSEY 08536

            SUPPLEMENT, DATED OCTOBER 7, 1997, TO OFFER TO PURCHASE,
               DATED SEPTEMBER 23, 1997, INCREASING TO 17,500,000
             FROM 12,500,000 THE NUMBER OF SHARES SUBJECT TO OFFER
           TO PURCHASE FOR CASH OF ITS ISSUED AND OUTSTANDING SHARES
                          AT NET ASSET VALUE PER SHARE

       THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS 12:00 MIDNIGHT,
           NEW YORK CITY TIME, ON OCTOBER 21, 1997, UNLESS EXTENDED.

To the Holders of Shares of
MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.:

    The Fund hereby amends the offer to purchase up to 12,500,000 of its shares of common stock, par value $.10 per share (the "Shares"), set forth in the attached Offer to Purchase, dated September 23, 1997 (the "Offer"), for cash at a price equal to their net asset value ("NAV"), less any applicable Early Withdrawal Charge, as of the close of the New York Stock Exchange on October 21, 1997, the Expiration Date, unless extended, upon the terms and conditions set forth in the Offer, as expressly varied hereby, and the related Letter of Transmittal.

    The Offer is hereby amended to increase to up to 17,500,000 the number of Shares subject thereto. Accordingly, references in the Offer to Purchase to 12,500,000 Shares are hereby changed to 17,500,000 Shares to reflect such increase. In addition, the maximum aggregate purchase price of $125,250,000 referred to in Section 9 of the Offer to Purchase is increased to $175,175,000.

    The NAV on October 2, 1997 was $10.01 per share. Approximately 6,541,548 Shares had been tendered and not withdrawn at such date.

    If more than 17,500,000 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board of Directors when it determined to make the Offer, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer period or (2) purchase 17,500,000 Shares (or such greater number of Shares sought) on a pro rata basis.

    THIS OFFER IS BEING MADE TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

    THIS SUPPLEMENT IS AUTHORIZED FOR USE ONLY IF ACCOMPANIED BY THE OFFER TO PURCHASE, DATED SEPTEMBER 23, 1997 OF THE FUND. THE INFORMATION CONTAINED HEREIN IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION SET FORTH IN THE OFFER TO PURCHASE, WHICH COVERS THE OFFER EXCEPT AS EXPRESSLY VARIED HEREIN.

    If you desire to tender all or any portion of your Shares, you should either
(1) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you or (2) if you own your Shares directly, complete and sign the Letter of Transmittal and mail or deliver it along with any Share certificate(s) and any other required documents to the Fund's transfer agent, Merrill Lynch Financial Data Services, Inc. (the "Transfer Agent"). If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if your desire to tender your Shares. Shares held in your Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") brokerage account are registered in the name of Merrill Lynch and are not held by you directly. Merrill Lynch may charge its customers a $5.35 processing fee to confirm a repurchase of Shares from such customers pursuant to the Offer.

    NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.
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EACH STOCKHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES, AND IF SO,
HOW MANY SHARES TO TENDER.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    Questions and requests for assistance may be directed to your Merrill Lynch Financial Consultant or other nominee, or to the Transfer Agent at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Merrill Lynch Response Center.

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
October 7, 1997                                MERRILL LYNCH SENIOR FLOATING RATE
                                               FUND, INC.

Merrill Lynch Response Center                  Transfer Agent: Merrill Lynch Financial Data
P.O. Box 30200                                 Services, Inc.
New Brunswick, New Jersey 08989-0200           Attn: Merrill Lynch Senior Floating Rate
  Attn: Merrill Lynch Senior Floating Rate     Fund, Inc.
       Fund, Inc.                              P.O. Box 45289
  (800) 637-7455, ext. 2784                    Jacksonville, Florida 32232-5289
                                               (800) 637-3863
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